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                                EXHIBIT INDEX

(a)(5)    Board Resolution for establishment of 91 subaccounts dated April 24,
          2007.

(h)(10) Copy of Participation Agreement Among MFS Variable Insurance Trust, American Centurion Life Assurance Company, IDS Life Insurance Company of New York and Massachusetts Financial Services Company, dated June 15, 2006.

(h)(16) Copy of Participation Agreement dated January 1, 2007, by and among, Wells Fargo Variable Trust, RiverSource Life Insurance Co. of New York, RiverSource Distributors, Inc. and Wells Fargo Funds Distributor, LLC.

(h)(19) Copy of Amended and Restated Fund Participation Agreement dated October 16, 2006, by and among, IDS Life Insurance Co. of New York, Ameriprise Financial Services, Inc., Lazard Asset Management Securities LLC and Lazard Retirement Series, Inc.

(h)(20) Copy of Fund Participation Agreement dated January 1, 2007, by and among, RiverSource Life Insurance Co. of New York, RiverSource Distributors, Inc., Lazard Asset Management Securities LLC and Lazard Retirement Series, Inc.

(k)       Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(1)    Calculations of Illustrations for VUL III-NY.

(m)(2) Calculations of Illustrations for VUL IV-NY/VUL IV ES-NY before June 11, 2007.

(m)(3) Calculations of Illustrations for VUL IV-NY/VUL IV ES-NY after June 11, 2007.

(m)(4) Calculations of Illustrations for VUL IV-NY/VUL IV ES-NY 2005 Revisions before June 11, 2007.

(m)(5)    Calculations of Illustrations for VUL IV-NY (2005)/VUL IV ES-NY
          (2005) after June 11, 2007.

(n)(1) Consent of Independent Registered Public Accounting Firm for VUL IV-NY/VUL IV ES-NY.

(n)(2)    Consent of Independent Registered Public Accounting Firm for VUL
          III-NY.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated Jan. 2, 2007.